Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement on Form S-1/A-1 of (1) our audit report dated October 10, 2008 with respect to the financial statements of Empire Water Corporation (formerly Cascade Coaching Corp.) (a development stage company) for the years ended June 30, 2008 and 2007 and for the period from May 18, 2005 (inception) through June 30, 2008; (2) our report dated December 18, 2007, related to the financial statements of Indian Hills Water Conservation Corporation as of December 31, 2006 and 2005, and for the two years then end. We also consent to the reference to our Firm as “Experts” appearing herein.

MALONE & BAILEY, PC
www.malone-bailey.com
Houston, Texas

February 6, 2009